Exhibit 99.1
Chart Industries Reports 2008 First Quarter Results
Cleveland, Ohio – May 1, 2008 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2008.
•	Net income more than doubles on net sales increase of 12%

•	2008 sales and earnings guidance increased
Net income for the first quarter of 2008 was $14.6 million, or $0.51 per diluted share. This compares to first quarter of 2007 net income of $7.2 million, or $0.28 per diluted share. Net sales for the first quarter of 2008 increased 12% to $170.3 million from $152.5 million in the comparable period a year ago. Gross profit for the first quarter of 2008 was $51.9 million, or 30% of sales, versus $39.9 million, or 26% of sales, in the comparable quarter of 2007.
“We are very pleased with the quarterly margin improvement led by our Energy & Chemicals segment, which was significantly above the prior year results,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “The strong overall performance is a reflection of a more favorable project mix and improvements in project execution.”
Backlog at March 31, 2008 was $468.9 million, 37% greater than the March 31, 2007 level of $342.2 million, down marginally as compared with the backlog of $475.3 million at December 31, 2007. The Company’s prior year expansion of its brazed aluminum heat exchanger facility in Wisconsin has increased throughput and contributed to the backlog decline. Orders for the first quarter of 2008 were $164.8 million compared with orders for the first quarter of 2007 of $174.8 million and fourth quarter of 2007 of $233.1 million. The Company’s trailing 12 months order intake at March 31, 2008 is up 25% from the trailing 12 months order rate at March 31, 2007.
“Orders in the Energy & Chemicals segment were down in the first quarter as compared to fourth quarter of 2007 primarily due to several large orders received in the prior quarter that totaled over $45 million,” said Mr. Thomas. “Order flow in the Energy & Chemicals segment is historically volatile due to project size, and it is not unusual to see order intake change significantly from quarter-to-quarter. We continue to see robust bid activity as our markets remain strong. Our capacity expansion positions us well to handle this continued expected growth.”
Selling, general and administrative (“SG&A”) expenses for the first quarter of 2008 were $23.1 million, or 14% of sales, compared with $19.5 million, or 13% of sales, for the same quarter a year ago. The growth in SG&A expenses was primarily the result of increased support costs related to business growth, and an additional $0.8 million for stock based compensation expense in the current quarter related to the timing of long term incentive awards.
Net interest expense and financing costs amortization for the first quarter of 2008 was $5.2 million compared with $6.8 million for the same quarter a year ago. This decrease was primarily attributable to lower long-term debt outstanding as a result of voluntary prepayments made during second quarter 2007. Also contributing to the decrease is higher interest income as a result of higher cash balances during the first quarter of 2008.
Income tax expense was $6.6 million for the first quarter of 2008 and represented an annual effective tax rate of 31% compared with $3.7 million for the first quarter of 2007, representing an annual effective tax rate of 34%. The decrease in the effective tax rate was primarily due to an increase in foreign investment tax credits and lower foreign tax and domestic state tax rates.
Cash provided by operating activities for the first quarter of 2008 was $14.0 million, compared with $1.0 million for the same period in 2007. The increase was primarily due to higher net income and a decrease in net unbilled contract revenues due to the timing of progress billings under existing customer contracts. This was partially offset by increased inventory to support business growth.
Cash used in investing activities was $4.3 million in the first quarter of 2008 compared with $6.6 million used in the same quarter of 2007. Capital expenditures for the first quarter of 2008 were $3.7 million and represented continued maintenance, expansion and automation of existing facilities to support business growth. Capital expenditures for the same period in 2007 were $5.0 million and used primarily for expansions at the Energy & Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin, and the Distribution & Storage facility in China. In the first quarter 2007, $1.6 million of cash was used to purchase the remaining minority interest in the Company’s Czech Republic subsidiary, Chart Ferox a.s.
The Company’s cash balance increased to $107.9 million at March 31, 2008 from $92.9 million at December 31, 2007 and $12.4 million at March 31, 2007.
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 41% to $73.9 million for the first quarter of 2008, compared with $52.3 million for the same quarter in the prior year. This increase is primarily attributable to an improved project mix and increased throughput of brazed aluminum heat exchangers. E&C gross profit margin increased to 29% in 2008 compared to 12% in 2007 primarily due to improved project mix and execution, including work on LNG and petrochemical projects, increased throughput, and relief from the unfavorable impact of the complex one-time, long-term installation projects, which plagued gross margin in the first quarter of 2007.

Distribution & Storage (“D&S”) segment sales for the first quarter of 2008 were $2.5 million lower at $74.3 million compared with $76.8 million for the first quarter of 2007. The decrease was attributable in large part to the previously reported lower U.S. bulk storage tank shipments as a result of customer consolidations, including the Linde and BOC merger. The decrease was partially offset by increased packaged gas systems sales from the continued growth in the global industrial gas market, including markets served by the Company’s China and Czech Republic facilities. Sales also benefited from the strengthening of the Euro and Czech Koruna against the U.S. dollar. D&S gross profit decreased by $3.8 million to $22.0 million, compared to the first quarter of 2007 and gross margin approximated 29% due to the lower volume and the timing of price increases versus material cost increases. D&S order intake of $91.1 million in the first quarter of 2008 was particularly strong for longer lead time engineered tanks, which are expected to flow through sales over the remainder of 2008.
BioMedical segment sales for the quarter decreased slightly to $22.1 million from $23.4 million for the same quarter in the prior year. This decrease in sales was primarily attributable to lower volume in medical respiratory product sales. This was partially offset by higher volume for biological storage systems particularly in international markets. BioMedical gross profit increased by $0.5 million and related margin increased to approximately 39% for the first quarter of 2008, compared with the first quarter of 2007, due to favorable product mix.
OUTLOOK
Based on first quarter results, current market conditions, and its recent acquisition of Flow Instruments & Engineering GmbH, the Company is raising previously announced sales and earnings guidance. Sales for 2008 are now expected to be in the range of $745 to $780 million, compared to previous guidance of $730 to $765 million. Earnings per share are now expected to be in the range of $2.33 to $2.45 per diluted share, compared to prior guidance of $2.28 to $2.40 per diluted share, on approximately 29.0 million weighted average shares outstanding.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; general economic, political, business and market risks associated with the Company’s international operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; fluctuations in foreign currency exchange and interest rates; and litigation and disputes involving the Company, including product liability and warranty claims. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its first quarter 2008 results on a conference call on Thursday May 1, 2008 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Event ID 44718049. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, May 15, 2008.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer
216-626-1216
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Sales	$170,329	$152,463
Cost of sales	118,388	112,604

Gross profit	51,941	39,859

Selling, general and administrative expenses	23,075	19,544
Amortization expense	2,658	3,028

	25,733	22,572

Operating income (1)	26,208	17,287

Other expense (income):
Interest expense and financing cost amortization, net	5,158	6,750
Foreign currency income	(150)	(354)

	5,008	6,396

Income before income taxes and minority interest	21,200	10,891
Income tax expense	6,573	3,713

Income before minority interest	14,627	7,178
Minority interest, net of taxes	(29)	—

Net income	$14,656	$7,178

Net income per common share - diluted	$0.51	$0.28

Weighted average number of common shares outstanding — diluted	28,959	25,810

(1)	Includes depreciation expense of $2,222 and $1,559 for the three months ended March 31, 2008 and 2007, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net Cash Provided by Operating Activities	$14,027	$1,037

Investing Activities
Capital expenditures	(3,701)	(5,024)
Other investing activities	(616)	(1,622)

Net Cash Used In Investing Activities	(4,317)	(6,646)

Financing Activities
Payments on revolving credit facilities or short-term debt	—	(750)
Other financing activities	1,345	(178)

Net Cash Provided By (Used In) Financing Activities	1,345	(928)

Net increase (decrease) in cash and cash equivalents	11,055	(6,537)
Effect of exchange rate changes on cash	4,013	42
Cash and cash equivalents at beginning of period	92,869	18,854

Cash And Cash Equivalents At End of Period	$107,937	$12,359

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets	$362,375	$329,047
Property, plant and equipment, net	104,264	99,579
Goodwill	248,932	248,453
Identifiable intangible assets, net	133,075	135,699
Other assets, net	12,893	12,976

TOTAL ASSETS	$861,539	$825,754

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$183,555	$174,694
Long-term debt	250,000	250,000
Other long-term liabilities	71,991	73,069
Shareholders’ equity	355,993	327,991

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$861,539	$825,754

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007
Sales
Energy & Chemicals	$73,868	$52,277
Distribution & Storage	74,344	76,779
BioMedical	22,117	23,407

Total	$170,329	$152,463

Gross Profit
Energy & Chemicals	$21,402	$6,026
Distribution & Storage	21,958	25,751
BioMedical	8,581	8,082

Total	$51,941	$39,859

Gross Profit Margin
Energy & Chemicals	29.0%	11.5%
Distribution & Storage	29.5%	33.5%
BioMedical	38.8%	34.5%
Total	30.5%	26.1%

Operating Income
Energy & Chemicals	$15,171	$150
Distribution & Storage	13,332	18,038
BioMedical	4,534	4,910
Corporate	(6,829)	(5,811)

Total	$26,208	$17,287

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Orders
Energy & Chemicals (1)	$51,071	$118,810	$71,310
Distribution & Storage	91,050	90,362	76,568
BioMedical	22,745	23,893	26,935

Total	$164,866	$233,065	$174,813

Backlog
Energy & Chemicals	$334,793	$358,784	$226,696
Distribution & Storage	124,175	107,011	105,666
BioMedical	9,972	9,483	9,820

Total	$468,940	$475,278	$342,182

(1)	Three months ended December 31, 2007 included several large orders in excess of $45.0 million for cold box systems and brazed aluminum heat exchangers.